EXHIBIT 99.3

ARMSTRONG

                  ARMSTRONG FILES AMENDED CHAPTER 11 DOCUMENTS

           LANCASTER, PA (MARCH 14, 2003) Armstrong World Industries, Inc. (OTC Bulletin Board: ACKHQ) has filed an amended Plan of Reorganization (POR) and proposed Disclosure Statement in its Chapter 11 reorganization case with the U.S. Bankruptcy Court in Wilmington, Delaware.


           The filings with the Court today seek to address certain comments and objections made with respect to the original proposed Disclosure Statement and also include certain exhibits to the POR and the proposed Disclosure Statement, such as the procedures describing how asbestos personal injury claims will be handled by the asbestos personal injury trust. The Court has scheduled a hearing on Armstrong's proposed Disclosure Statement for April 4, 2003.


           The amended POR is supported by the asbestos personal injury claimants' committee, the representative for future asbestos personal injury claimants, and the unsecured creditors' committee. The amended POR will only become effective after a vote of various classes of creditors and with the approval of the Court. The amended POR, proposed Disclosure Statement and related press releases, are available at www.armstrongplan.com.

           Armstrong World Industries, Inc., a subsidiary of Armstrong Holdings, Inc., is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2001, Armstrong's net sales totaled more than $3 billion. Founded in 1860, Armstrong has more than 16,000 employees worldwide. More information about Armstrong is available on the Internet at www.armstrong.com.

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MEDIA CONTACT:
Tom Burlington
Manager
External Corporate Communication
717-396-5220


INVESTOR CONTACT:
Karen Wallace
Assistant Treasurer
717-396-6144